AMENDMENT # 2 TO PARTICIPATION AGREEMENT

                                    AMONG

                      PIONEER VARIABLE CONTRACTS TRUST,

                       SYMETRA LIFE INSURANCE COMPANY,

                     PIONEER INVESTMENT MANAGEMENT, INC.

                                    AND

                      PIONEER FUNDS DISTRIBUTOR, INC.

	THIS AMENDMENT, made and entered into this 1st day of August, 2007 by and among PIONEER VARIABLE CONTRACTS TRUST, a Delaware business trust
(the "Trust"), SYMETRA LIFE INSURANCE COMPANY, a Washington life insurance company (the "Company") on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be amended from time to time (the "Accounts"), PIONEER INVESTMENT MANAGEMENT, INC., a Delaware corporation ("PIM") and Pioneer Funds Distributor, Inc. ("PFD"), a corporation organized under the laws of The Commonwealth of Massachusetts. PIM and PFD are members of the UniCredito Italiano banking group, register of banking groups.

	WHEREAS, the Company, the Trust, PIM and PFD entered into a Participation Agreement dated as of the 13th of December, 2004 (the "Fund Participation Agreement");

	WHEREAS, the parties hereto agree that, except as expressly provided herein, no term or provision of the Fund Participation Agreement shall be deemed amended, supplemented or modified, and each term and provision of the Fund Participation Agreement shall remain in full force and effect.

	NOW THEREFORE, in consideration of the premises and the agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Fund Participation Agreement as follows:

	1.	Schedule A of the Agreement is hereby deleted and replaced
		in its entirety with the Schedule A attached hereto.

	2.	Schedule B of the Agreement is hereby deleted and replaced
		in its entirety with the Schedule B attached hereto.

	Except as expressly modified herein, all other provisions of the Fund Participation Agreement shall remain in full force and effect.


	IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Fund Participation Agreement as of the date first written above.

					SYMETRA LIFE INSURANCE COMPANY

					By its authorized officer,


					By: ______________
					Name:  Scott L. Bartholomaus
					Title:	Vice President
					Date:

					PIONEER VARIABLE CONTRACTS TRUST,
					on behalf of the Portfolios
					By its authorized officer and not individually,


					By:______________
					Christopher Kelley
					Assistant Secretary
					Date:

					PIONEER INVESTMENT MANAGEMENT, INC.
					By its authorized officer,


					By: ________________
					Anthony Koenig
					Senior Vice President
					Date:

					PIONEER FUNDS DISTRIBUTOR, INC.
					By its authorized officer,


					By: ________________
					Steven Graziano
					Executive Vice President
					Date:

                                  SCHEDULE A

                         Accounts, Contracts and Portfolios
                       Subject to the Participation Agreement
                               As of August 1, 2007

Name of Separate			Contracts Funded		Portfolios and
Account and Date			by Separate Account		Class of Shares
Established by Board of Directors					Available to Contracts
-------------------------------------------------------------------------------------------------
Symetra Separate Account C 		Variable Annuity		Pioneer Equity Income VCT
established February 11, 1994						Portfolio - (Class I & II Shares)

Symetra Separate Account SL 		Variable Life Insurance		Pioneer Small Cap Value VCT Portfolio
established  November 6, 1986						(Class I & II Shares)

Symetra Resource Variable Account B	Variable Annuity		Pioneer Emerging Markets VCT Portfolio
established February 6, 1986 						(Class I & II Shares)
									Pioneer Strategic Income VCT Portfolio
									(Class I & II Shares)
									Pioneer High Yield VCT Portfolio
									(Class I & II Shares)

Symetra Deferred Variable Annuity	Variable Annuity		Pioneer Growth Opportunities VCT Portfolio
Account									(Class I Shares)
established December 23, 1986						Pioneer Fund VCT Portfolio
									(Class I Shares )

									Pioneer Mid Cap Value VCT Portfolio
									(Class I Shares)

Symetra Separate Account D		(unregistered)			Pioneer Bond VCT Portfolio
									(Class I Shares)

Resource A				(unregistered)			Pioneer Money Market VCT Portfolio
									(Class I Shares)

									Pioneer Real Estate VCT Portfolio
									(Class I & II Shares)

                                  Schedule B

1.	Administrative Services

	Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Trust or PFD. The Company will provide properly registered and licensed personnel and any systems needed for all Contract owners servicing and support -- for both fund and annuity and life insurance information and questions, including:

		-	Communicate all purchase, withdrawal, and exchange
			orders it receives from its customers to PFD;
		-	Respond to Contract owner and participant inquires;
		-	Delivery of both Trust and Contract prospectuses as
			required under applicable law;
		-	Entry of initial and subsequent orders;
		-	Transfer of cash to Portfolios;
		-	Explanations of Portfolio objectives and characteristics;
		-	Entry of transfers between Portfolios;
		-	Portfolio balance and allocation inquires; and
		-	Mail Trust proxies.

2.	Administrative Service Fees

For the administrative services set forth above, PIM or any of its affiliates shall pay a servicing fee based on the annual rate 0.25% of the average aggregate net daily assets invested in the Class I (after August 1, 2007) and II Shares of the Portfolios through the Accounts at the end of each calendar quarter. Such payments will be made to the Company within thirty
(30) days after the end of each calendar quarter. Such fees shall be paid quarterly in arrears. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Company will calculate the asset balance on each day on which the fee is to be paid pursuant to this Agreement with respect to each Portfolio for the purpose of reconciling its calculation of average aggregate net daily assets with PIM's calculation. Annually (as of December 31) or upon reasonable request of PIM, Company will provide PIM a statement showing the number of subaccounts in each Class of Shares of each Portfolio as of the most recent calendar quarter end.

3.	12b-1 Distribution Related Fees (Class II Shares Only)

In accordance with the Portfolios' plans pursuant to Rule 12b-1 under the Investment Company Act of 1940, PFD will make payments to the Company at an annual rate of 0.25% of the average daily net assets invested in the Class II shares of the Portfolios through the Accounts in each calendar quarter.
PFD will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Rule 12b-1 distribution related fees will be paid to the Company for as long as the Accounts own any Shares of a Portfolio and (i) distribution services are being provided pursuant to this Agreement and (ii) a Rule 12b-1 plan is in effect withrespect to such Portfolio.